SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration Under Section 12(g) of
    the Securities Exchange of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                         Commission File Number: 1-13876

                            ThermoSpectra Corporation
                            -------------------------
             (Exact name of registrant as specified in its charter)

                              8 East Forge Parkway
                          Franklin, Massachusetts 02038
                                (781) 622-1000
                                ---------------
        (Address,  including zip code, and telephone  number, including area code,  of  registrant's  principal executive offices)

                     Common Stock, par value $.01 per share
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
                                     ------
           (Titles of all other classes of securities for which a duty to file  reports  under  Section  13(a) or 15(d) remains)

  Please place an X in the box(es) to designate the appropriate rule provisions relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)       ( )         Rule 12h-3(b)(1)(ii)      ( )
          Rule 12g-4(a)(1)(ii)      ( )         Rule 12h-3(b)(2)(i)       ( )
          Rule 12g-4(a)(2)(i)       ( )         Rule 12h-3(b)(2)(ii)      ( )
          Rule 12g-4(a)(2)(ii)      ( )         Rule 15d-6                ( )
          Rule 12h-3(b)(1)(i)       (X)

                Approximate number of holders of record as of the
                         certification or notice date: 3

         Pursuant to the requirements of the Securities Exchange Act of 1934, ThermoSpectra Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: December 10, 1999                              ThermoSpectra Corporation
      ------------------

                                                     By:     /s/ Barry S. Howe
                                                        -----------------------
                                                     Name:    Barry S. Howe
                                                     Title:   President